JPMorgan Trust II, on behalf of Limited Duration Bond Fund, held a special meeting of shareholders on
May 2, 2012 for the purpose of considering and approving the amendment of the investment objective of the Limited Duration Bond Fund by deleting the requirement that the Fund meet its objective "by investing in a diversified portfolio of short-term investment grade securities."

The results of voting were as follows (by number of shares):

         Number of
         Shares

For     26,021,684
Against/Withhold    318,520
Abstain     103,273